UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 13, 2014

NATIONAL MENTOR HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-129179	31-1757086
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

313 Congress Street, 6th Floor Boston, Massachusetts 02210

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (617) 790-4800

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

On August 13, 2014, we issued a press release announcing our financial results for the third quarter ended June 30, 2014. This press release contained an error relating to the calculation of Adjusted EBITDA. With respect to non-cash impairment charges (Adjustment (f)), we included an amount that was separately accounted for in depreciation and amortization. As a result, Adjusted EBITDA for the three months ended and nine months ended June 30, 2014 was overstated by $1.3 million.

To correct this error, we are revising the information we provided in the press release we issued on August 13, 2014 as follows:

Third Quarter Results

Adjusted EBITDA for the quarter ended June 30, 2014 was $34.5 million, an increase of $2.8 million, or 8.7%, as compared to Adjusted EBITDA for the quarter ended June 30, 2013. Adjusted EBITDA increased due to organic growth and acquisitions closed since June 30, 2013 as well as expense leveraging and cost containment efforts. The growth in Adjusted EBITDA was partially offset by an increase in occupancy expense.

Year-to-Date Results

Adjusted EBITDA for the nine months ended June 30, 2014 was $95.8 million, an increase of $13.4 million, or 16.3%, as compared to Adjusted EBITDA for the nine months ended June 30, 2013. Adjusted EBITDA increased due to organic growth and acquisitions closed since June 30, 2013 as well as expense leveraging and cost containment efforts. The growth in Adjusted EBITDA was partially offset by an increase in occupancy expense.

Reconciliation of Non-GAAP Financial Measures

($ in thousands)

(unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2014	2013	2014	2013
(dollars in thousands)
Net loss	$(45)	$(2,471)	$(16,254)	$(18,680)
Loss (gain) from discontinued operations, net of tax	3	64	(19)	2,678
Benefit for income taxes	(380)	(1,653)	(7,833)	(8,437)
Interest expense, net	16,228	19,502	53,041	58,373
Depreciation and amortization	18,317	16,826	50,987	47,970

EBITDA	34,123	32,268	79,922	81,904
Adjustments:
Management fee of related party (b)	342	321	1,041	985
Stock based compensation (c)	46	20	103	253
Predecessor provider tax reserve adjustments (d)	—	(2,118)	—	(2,118)
Extinguishment of debt (e)	—	—	14,699	—
Non-cash impairment charges (f)	—	1,262	—	1,334

Adjusted EBITDA	$34,511	$31,753 (a)	$95,765	$82,358 (a)

Supplemental Information
Operating losses for new starts (g)	$1,767	$2,408	$4,491	$7,852
Pro forma acquired EBITDA (h)	161	—	1,748	22

a)	Adjusted EBITDA for the three and nine months ended June 30, 2013 is presented in accordance with the new basis of presentation in this earnings release. The following table sets forth a reconciliation of Adjusted EBITDA reported in this earnings release to Pro Forma Adjusted EBITDA as presented in the earnings release for the three and nine months ended June 30, 2013.

	Three Months Ended	Nine Months Ended
	June 30, 2013	June 30, 2013
Adjusted EBITDA	$31,753	$82,358
PL/GL tail reserve	—	2,427
Transaction-related costs, fees and expenses	279	655
Loss on disposal of assets	143	220
Operating losses from new starts	2,544	7,987
Business optimization expenses	33	161
Acquired EBITDA	—	22

Pro Forma Adjusted EBITDA	$34,752	$93,830

b)	Represents management fees incurred under our management agreement with Vestar.
c)	Represents non-cash stock based compensation.
d)	Represents an adjustment to a reserve for a provider tax that is not required to be paid.
e)	Represents the write-off of the remaining deferred financings costs on debt that we refinanced during the second quarter of fiscal 2014.
f)	Represents impairment charges associated with goodwill and indefinite lived intangible assets related to the closing of underperforming programs.
g)	Adjusted EBITDA does not include any adjustments for “operating losses from new starts.” Operating losses for new starts represents losses from any new start programs initiated within 18 months of the end of the period that had operating losses during the period. Net operating loss from a new start is defined as its revenue for the period less direct expenses but not including allocated overhead costs.
h)	Adjusted EBITDA does not include any adjustments for “pro forma acquired EBITDA.” Pro forma acquired EBITDA represents pre-closing EBITDA with respect to acquisitions made during the period based on actual EBITDA generated by the acquired entity or business from the most recent 12-month period that is available at the time of acquisition, after giving effect to identified adjustments as a result of the combination, pro-rated for the portion of that 12-month period that falls within the applicable reporting period.

All of the foregoing information is being furnished under Item 2.02 and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL MENTOR HOLDINGS, INC.

Date: August 15, 2014	/s/ Denis M. Holler
	Name:	Denis M. Holler
	Title:	Chief Financial Officer and Treasurer

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